CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Securities Act of 1933 File No. 333-189791 and Investment Company Act of 1940 File No. 811-22861 on Form N-2 to references to our report dated May 28, 2014 relating to the statement of assets and liabilities of Pine Grove Alternative Fund, as of March 31, 2014, and the related statements of operations, changes in net assets, cash flows and financial highlights for the period January 1, 2014 (commencement of operations) through March 31, 2014 appearing in the Annual Report on Form N-CSR and to the reference to our Firm under the caption "Independent Registered Public Accounting Firm", "Financial Statements" and "Financial Highlights", in the Registration Statement.

/s/ Rothstein Kass

Roseland, New Jersey

May 30, 2014